Exhibit 10.1

EXECUTION VERSION

GOVERNANCE AGREEMENT

Dated as of November 6, 2019

by and between

TRIPADVISOR, INC.

and

TRIP.COM GROUP LIMITED

Table of Contents

		Page

ARTICLE I

Definitions

Section 1.01	Definitions	1

ARTICLE II

Representations and Warranties of the Company

Section 2.01	Organization; Standing	8
Section 2.02	Authority; Noncontravention	8
Section 2.03	Governmental Approvals	8

ARTICLE III

Representations and Warranties of the Investor

Section 3.01	Organization; Standing	9
Section 3.02	Authority; Noncontravention	9
Section 3.03	Governmental Approvals	9

ARTICLE IV

Additional Agreements

Section 4.01	HSR; CFIUS.	10
Section 4.02	Public Disclosure	11
Section 4.03	Information and Access	12
Section 4.04	Investor Information	13
Section 4.05	Standstill	13
Section 4.06	Transfer Restrictions	15
Section 4.07	Nomination of Directors	16
Section 4.08	Voting	20
Section 4.09	Confidentiality	20

ARTICLE V

Miscellaneous

Section 5.01	Notices	21
Section 5.02	Amendments; Waivers	22
Section 5.03	Counterparts and Facsimile	22

GOVERNANCE AGREEMENT, dated as of November 6, 2019 (this “Agreement”), by and between TripAdvisor, Inc., a Delaware corporation (the “Company”), and Trip.com Group Limited, a Cayman Islands exempted company (“Investor”).

WHEREAS, substantially concurrently with entering into this Agreement, the parties hereto are entering into, among other agreements, the Shareholders’ Agreement, dated as of the date hereof, among TripAdvisor Singapore Private Limited, Ctrip Investment Holding Ltd. and Chelsea Investment Holding Company Pte. Ltd. (the “Joint Venture Agreement”) and the Mainland China Content Licensing Agreement, dated as of the date hereof, between TripAdvisor Singapore Private Limited and Chelsea Investment Holding Company Pte. Ltd. (the “License Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Article I

Definitions

Section 1.01Definitions. (a) As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“5% Entity” means any Person that, after giving effect to a proposed Transfer, would beneficially own 5% or more of the then outstanding Common Stock.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person; provided that the Company and its Subsidiaries shall not be deemed to be Affiliates of Investor or any of its Affiliates solely on the basis of this Agreement, the Joint Venture Agreement, the License Agreement or the relationships or transactions contemplated herein or therein.  For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Any Person shall be deemed to “beneficially own,” to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date hereof; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately, within 60 days or otherwise.

“Affiliated Holders” means, with respect to any specified natural person, (a) such specified natural person’s parents, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified natural person and each of the Persons referred to in clause (a) of this definition, and (c) any company, partnership, trust or other entity or investment vehicle controlled by such specified natural person or any of the Persons referred to in clause (a) or (b) of this definition or the holdings of which are for the primary benefit of such specified natural person or any of the Persons referred to in clause (a) or (b) of this definition.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banking institutions in New York, New York or the People’s Republic of China are authorized or required by law, regulation or executive order to be closed.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval Condition” means that any of the following shall have occurred: (i) the 45-day review period under the DPA commencing on the date that the CFIUS Notice is accepted by CFIUS shall have expired and the Company and Investor shall have received written notice from CFIUS that such review has been concluded and that either the Transactions do not constitute a “covered transaction” under the DPA or that there are no unresolved national security concerns; (ii) an investigation shall have been commenced after such 45-day review period and CFIUS shall have determined to conclude all deliberative action under the DPA without sending a report to the President of the United States (the “President”), and the Company and Investor shall have received written notice from CFIUS that either the Transactions do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns, and all action under the DPA is concluded with respect to the Transactions; or (iii) CFIUS shall have sent a report to the President requesting the President’s decision and either (A) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Transactions shall have expired without any such action being threatened, announced or taken or (B) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the Transactions.

"CFIUS Cure Amendment" has the meaning set forth in Section 4.07(a).

"CFIUS Cure Failure" means the last day of the CFIUS Cure Period, if on such day a CFIUS Cure Amendment has not been executed and delivered by Investor and the Company.

“CFIUS Cure Period” has the meaning set forth in Section 4.07(a).

“CFIUS Notice” means a joint voluntary notice with respect to the Transactions jointly prepared by the Company and Investor, reasonably acceptable to each of the Company and Investor, and submitted to CFIUS in accordance with the requirements of the DPA.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Change of Control” means a transaction or series of related transactions that result(s) in (a) a Person (or a group) (other than the Permitted Holders (or a group controlled by Permitted Holders)) becoming the direct or indirect beneficial owner of a majority of the votes associated with the capital stock of the Company entitling it to elect a majority of the members of the Board; (b) any merger, reorganization, consolidation, business combination or other extraordinary transaction unless, immediately after consummation of such transaction, the shareholders of the Company immediately prior to the transaction and/or the Permitted Holders (or a group controlled by Permitted Holders) hold, directly or indirectly, a majority of the votes associated with the capital stock of the Company (or the successor entity to the Company surviving such transaction) (or of the Company’s (or such successor’s) ultimate parent entity  if the Company (or such successor) is a Subsidiary of another entity) entitling them to elect a majority of the members of the Board (or the board of directors (or similar managing body) of such successor) (or the board of directors (or similar managing body) of the Company’s (or such successor’s) ultimate parent entity if the Company (or such successor) is a Subsidiary of another entity); (c) the Common Stock no longer being listed on a National Securities Exchange; or (d) the direct or indirect sale (but not the spin-off) of all or substantially all of the Company’s assets (excluding in the case of each of clauses (c) and (d) of this definition, any transaction that would result in the Permitted Holders (or a group controlled by Permitted Holders) remaining or becoming the direct or indirect beneficial owner of a majority of the votes associated with the capital stock of the Company (or the successor entity to the Company surviving such transaction) (or of the Company’s (or such successor’s) ultimate parent entity if the Company (or such successor) is a Subsidiary of another entity) entitling them to elect a majority of the members of the Board (or the board of directors (or similar managing body) of such successor) (or the board of directors (or similar managing body) of the Company’s (or such successor’s) ultimate parent entity if the Company (or such successor) is a Subsidiary of another entity).

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended from time to time.

“Competitive Activity” means engaging in, at the time of determination,  online services relating to travel or hotel reviews and recommendations; travel meta search; travel (including hotel, vacation rental, tour, restaurants, activities and attractions); travel itinerary management and/or administration, and industries that are competitive with any business actually engaged in by the Company and its Subsidiaries at such time.

“Competitor” means any Person engaged, at the time of determination, in a Competitive Activity; provided that “Competitor” shall not include (x) any financial institution, private equity firm, hedge fund, mutual fund, sovereign wealth fund, family office or other institutional investors or similar entity or any Affiliate thereof which owns, is under common control with, or has an equity or debt interest in, any portfolio company or Affiliate that is a Competitor (other than any such portfolio company or Affiliate that is a Competitor); (y) any Person that primarily targets online consumers based in China; or (z) any Person, the capital stock of which is distributed by the Company after the date hereof in a spin-off transaction.

“DGCL” means the Delaware General Corporation Law, as amended, supplemented or restated from time to time.

“Director” means a member of the Board.

"Dispute Notice" has the meaning set forth in Section 5.12(a)(ii).

“DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended, including the amendments under the Omnibus Trade and Competitiveness Act of 1988 and the Foreign Investment and National Security Act of 2007, and the applicable amendments of the Foreign Investment Risk Review Modernization Act of 2018, and including the regulations of CFIUS promulgated thereunder, codified at 31 C.F.R. Part 800, et seq.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fall-Away of Investor Board Rights” means the earliest to occur of (i) a CFIUS Cure Failure; (ii) the first anniversary of the First Seat Date if the Investor Parties have not acquired the Minimum Stock Ownership Threshold as of any date prior to such first anniversary; (iii) following the first anniversary of the First Seat Date, the first date on which the Minimum Stock Ownership Threshold is not owned in the aggregate by the Investor Parties; (iv) the Investor Parties or their respective Subsidiaries either (x) beneficially owning equity securities (or any securities exchangeable, convertible or exercisable for equity securities) representing 10% or more of the voting equity securities or equity thereof (on an as-exchanged, converted or exercised basis) of a Prohibited Investee (provided, that if a Prohibited Investee is a VC Entity, the Investor Parties and their respective Subsidiaries may have beneficial ownership that collectively represents no more than 25% of the equity securities on a fully diluted basis (or securities exchangeable, convertible or exercisable for equity securities)) of such Prohibited Investee or (y) having an employee or other designee serve as a director (or similar manager) on, or having a contractual right to a director designee (or similar manager) on, the board of directors (or similar managing body) of a Prohibited Investee that is not a VC Entity; (v) the termination of the Joint Venture Agreement in accordance with its terms; provided that with respect to a termination resulting from the occurrence of either (A) a Default Event (as defined in the Joint Venture Agreement) that is found by a court of competent jurisdiction in a final non-appealable judgement to have resulted from a default by the Company or its Affiliates of its respective obligations under the Joint Venture Agreement or (B) a Fundamental Failure (as defined in the Joint Venture Agreement), the Fall-Away of Investor Board Rights under this clause (v) as a result thereof shall occur on the fifth anniversary of the First Seat Date; (vi) a Company Change of Control; and (vii) an Investor Change of Control.  If not earlier under any other provision of this Agreement, the Fall-Away of Investor Board Rights shall occur on the fifteenth anniversary of the First Seat Date.

“First Seat Date” has the meaning set forth in Section 4.07(a).

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

"group" has the meaning set forth in Section 13(d) of the Exchange Act and the rules promulgated by the SEC thereunder.

“Hedge” has the meaning set forth in Section 4.06(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Investor Change of Control” means a transaction or series of related transactions that result(s) in (a) a Competitor (or group controlled by a Competitor) becoming the direct or indirect beneficial owner of a majority of the votes associated with the capital stock of Investor entitling it to elect a majority of the members of Investor’s board of directors; (b) any merger, reorganization, consolidation, business combination or other extraordinary transaction involving Investor or a parent entity of Investor with or into a Competitor, if, immediately after consummation of such transaction a Competitor (or group controlled by a Competitor) holds, directly or indirectly, a majority of the votes associated with the capital stock of Investor (or the successor entity to Investor surviving such transaction) (or of Investor’s (or such successor’s) ultimate parent entity if Investor (or such successor) is a Subsidiary of another entity) entitling it to elect a majority of the members of Investor’s (or such successor’s) board of directors or the board of directors (or similar managing body) of Investor’s (or such successor’s) ultimate parent entity if Investor (or such successor) is a Subsidiary of another entity; or (c) the direct or indirect sale of all or substantially all of Investor’s assets to a Competitor.

“Investor Director Designee” means an individual designated by Investor from time to time; provided that, such individual must be reasonably acceptable to the Board (and, if the Board has a nominating committee at the time, such committee) to serve as a Director and, if not acceptable, then another individual selected by Investor who is reasonably acceptable to the Board (and if the Board has a nominating committee at such time, to such committee), which consent shall not be unreasonably withheld, conditioned or delayed (it being understood that (i) it shall be reasonable for the Company to withhold, condition or delay consent if as of such time such individual is an activist investor or is a director, officer or employee of an activist investor or a hedge fund and (ii) Jane Sun is reasonably acceptable to the Board).

“Investor Parties” means Investor and each of its Subsidiaries that agrees in writing for the express benefit of the Company (in the form attached as Annex I hereto, with a copy thereof furnished to the Company) to be bound by the terms of this Agreement.

“Judgment” means any judgment, writ, stipulation, award, injunction, determination, order or decree of any Governmental Authority.

“Laws” means all federal, state, local, domestic, foreign or multinational statutes, laws (including common laws), ordinances, rules, requirements, directives or regulations of any Governmental Authority, together with any decision or approval of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Liberty Successor” means any Person that is a successor of Liberty TripAdvisor Holdings, Inc., including any Person spun or otherwise separated out of Liberty TripAdvisor Holdings, Inc. (or any similar successor of any such Liberty Successor); provided that no Person or group, other than the Permitted Holders, is the “beneficial owner”, directly or indirectly, of more than 50% of the total voting power represented by the issued and outstanding capital stock or other equity interests of such Liberty Successor.

“Minimum Stock Ownership Threshold” means a number of shares of Common Stock equal to the lesser of (a) 6,951,500 shares (as such number of shares may be adjusted to give effect to any share split, reverse share split or similar transaction occurring after the date hereof) and (b) the actual number of shares of Common Stock acquired by the Investor Parties with an aggregate Purchase Price equal to $317,600,000 (rounded up to the nearest whole number of shares) from and after the date hereof through the earlier of (A) the first anniversary of the First Seat Date and (B) the acquisition of such number of shares; provided that the number of shares set forth in clauses (a) and (b) above shall be adjusted to reflect stock splits, reverse stock splits, recapitalizations and similar transactions consummated by the Company.

“Nasdaq” means the Nasdaq Global Market and its successors.

“National Securities Exchange” means Nasdaq, the New York Stock Exchange, or another nationally recognized securities exchange and their respective successors.

“Nomination Start Date” means the date on which the CFIUS Approval Condition is satisfied (or, to the extent legally permissible, waived by each of the parties hereto).

"Objected Investee" has the meaning set forth in the definition of "Prohibited Investee."

"Objected Transferee" has the meaning set forth in the definition of "Prohibited Transferee."

“Permitted Holders” means any one or more of (a) Liberty TripAdvisor Holdings, Inc., (b) a Liberty Successor, (c) John C. Malone or Gregory B. Maffei, (d) each of the respective Affiliated Holders of the persons referred to in clause (c) of this definition and (e) any Affiliates of one or more of the Persons referred to in clause (a), (b), (c) or (d) of this definition.

“Permitted Purpose” has the meaning set forth in Section 4.09.

“Person” means any individual, estate, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Proceeding” has the meaning set forth in Section 5.04(c).

“Prohibited Investee” means the Persons (and Persons known by Investor to be Affiliates thereof) named as such on a list set forth in a letter, dated the date hereof, agreed to by the Company and Investor, which list may be updated in a writing delivered by the Company to Investor (each a "Prohibited Investee Update"); provided that, within five (5) Business Days of delivery of any Prohibited Investee Update, Investor shall have the right to object, in accordance with Section 5.12, to inclusion of a Person (each an "Objected Investee") on such Prohibited Investee Update on the basis that such Person is not a Competitor or that such Person is otherwise excluded from the definition of Prohibited Investee (provided, that (x) any Objected Investee shall not be a Prohibited Investee unless and until it is finally determined that such Objected Investee is a Prohibited Investee in accordance with the procedures set forth in Section 5.12; and (y) unless and until it is finally determined that such Objected Investee is or is not a Prohibited Investee in accordance with the procedures set forth in Section 5.12, no Investor Party shall acquire any additional equity securities in such Objected Investee or designate or obtain the right to designate board member thereof); provided, further, that (a) a Prohibited Investee Update may not be delivered until the date that is six-months after the date of the Agreement or provided more frequently than one (1) time per 6-month period and (b) the Prohibited Investee list  (as updated from time to time by any Prohibited Investee Update) shall not include more than two (2) Persons at any time (Affiliated Persons counting as one (1) Person for this purpose). A Prohibited Investee shall not include any Person (i) that Investor or any of its Affiliates own equity securities (or any securities exchangeable, convertible or exercisable for equity securities) representing 10% or more of the voting equity securities or equity thereof (on an as-exchanged, converted or exercised basis), or (ii) on whose board of directors (or similar managing body) Investor or any of its Affiliates have an employee or other designee serving as a director (or similar manager) or have a contractual right to a director designee (or similar manager) that has not been irrevocably waived by Investor or such Affiliates, in each case as of the date of the Prohibited Investee Update naming such Person.

"Prohibited Investee Update" has the meaning set forth in the definition of "Prohibited Investee."

“Prohibited Transferee” means the Persons (and Persons known by Investor to be Affiliates thereof) named as such on a list set forth in a letter, dated the date hereof, agreed to by the Company and Investor, which list may be updated  in a writing delivered by the Company to Investor (each a "Prohibited Transferee Update"); provided that, within 5 Business Days of delivery of any Prohibited Transferee Update, Investor shall have the right to object, in accordance with Section 5.12, to inclusion of a Person on such Prohibited Transferee Update (each an "Objected

Transferee") on the basis that such Person is not a Competitor or that such Person is otherwise excluded from the definition of Prohibited Transferee (provided, that any Objected Transferee shall not be a Prohibited Transferee unless and until it is finally determined that such Objected Transferee is a Prohibited Transferee in accordance with the procedures set forth in Section 5.12 of this Agreement); provided, further, that (a) a Prohibited Transferee Update may not be provided before the date that is six (6) months after the date hereof, or more frequently than one (1) time per 6-month period, beginning six months following the date hereof, and (b) the Prohibited Transferee list (as updated from time to time by any Prohibited Transferee Update) shall not include more than two (2) Persons at any time (Affiliated Persons counting as one (1) Person for this purpose).

"Prohibited Transferee Update" has the meaning set forth in the definition of "Prohibited Transferee."

“Purchase Price” means, at any particular time, the actual aggregate gross amount in cash paid by the Investor Parties in respect of the acquisition of Common Stock (including all bona fide amounts paid to third parties in respect of commissions and brokers’ fees in connection with such acquisition) from and after the date of this Agreement and through the acquisition upon which the Investor Parties acquire the Minimum Stock Ownership Threshold (it being understood that Investor shall provide reasonable documentation evidencing the payment of the Purchase Price to the Company upon reasonable request).

“Representatives” means, with respect to any Person, the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, consultants or other advisors, agents or representatives of such Person and their respective Affiliates.

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Transactions” means the (i) designation by Investor of its designee for election to the Board pursuant to Section 4.07 and (ii) the acquisition by Investor of the Minimum Stock Ownership Threshold.

“Transfer” by any Person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise), of any interest in any equity securities beneficially owned by such Person.

"VC Entity" means an entity that has an enterprise value at the time that Investor or an Affiliate thereof makes an investment therein of less than $250 million.

"Update" has the meaning set forth in Section 5.12(a).

Article II

Representations and Warranties of the Company

The Company represents and warrants to Investor as of the date hereof:

Section 2.01Organization; Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 2.02Authority; Noncontravention. (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by the Company of this Agreement have been duly authorized by the Board and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Investor, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)Neither the execution and delivery of this Agreement by the Company, nor the performance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 2.03 are obtained prior to the Nomination Start Date and the filings referred to in Section 2.03 are made and any waiting periods thereunder have terminated or expired prior to the Nomination Start Date, (x) violate any Law or Judgment applicable to the Company or any of its Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract, except in the case of clause (ii), for such violations or defaults as would not, individually or in the aggregate, reasonably be expected to (1) have a material adverse effect on the results of operations, business or financial condition of the Company and its Subsidiaries, taken as a whole or (2) prevent or materially delay, interfere with, hinder or impair the compliance by the Company with its obligations under this Agreement.

Section 2.03Governmental Approvals.  Except for (a) the filing with the SEC of such current reports and other documents, if any required to be filed with the SEC under the Exchange Act in connection with the transactions, (b) filings required under, and compliance with other applicable requirements of the HSR Act and (c) filings required under the DPA (with respect to the filing of the CFIUS Notice and satisfaction of the CFIUS Approval Condition), no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution, delivery and performance of this Agreement by the Company.

Article III

Representations and Warranties of the Investor

Investor represents and warrants to the Company as of the date hereof:

Section 3.01Organization; Standing. Investor is an exempt company duly organized, validly existing and in good standing under the Laws of the Cayman Islands.

Section 3.02Authority; Noncontravention. (a) Investor has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by Investor of this Agreement have been duly authorized and approved by all necessary corporate action on the part of Investor, and no further action, approval or authorization on the part of Investor or by any of its stockholders, partners, members or other equity owners, as the case may be, is necessary to authorize the execution, delivery and performance by Investor of this Agreement.  This Agreement has been duly executed and delivered by Investor and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Investor, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)Neither the execution and delivery of this Agreement by Investor, nor the performance by Investor with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate or articles of incorporation, bylaws or other comparable charter or organizational documents of Investor or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.03 are obtained prior to the filings referred to in Section 3.03 are made and any waiting periods with respect to such filings have terminated or expired (x) violate any Law or Judgment applicable to Investor or any of its Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which Investor or any of its Subsidiaries is a party or accelerate Investor’s or any of its Subsidiaries’, if applicable, obligations under any such Contract, except in the case of clause (ii), for such violations or defaults as would not, individually or in the aggregate, reasonably be expected to (1) have a material adverse effect on the results of operations, business or financial condition of Investor and its Subsidiaries, taken as a whole or (2) prevent or materially delay, interfere with, hinder or impair the compliance by Investor with its obligations under this Agreement.

Section 3.03Governmental Approvals. Except for (a) the filing with the SEC of such current reports and other documents, if any required to be filed with the SEC under the Exchange Act in connection with the transactions, (b) filings required under, and compliance with other applicable requirements of the HSR Act and (c) filings required under the DPA (with respect to the filing of the CFIUS Notice and satisfaction of the CFIUS Approval Condition), no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution, delivery and performance of this Agreement by the Investor.

Article IV

Additional Agreements

Section 4.01HSR; CFIUS.

(a)The Company and Investor have made, or agree to make, an appropriate filing of a Notification and Report Form (“HSR Form”) pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable following the date of this Agreement (to the extent such a filing has not already been made), and to use commercially reasonable best efforts to make an appropriate response as promptly as reasonably practicable to any requests for additional information and documentary material that may be made pursuant to the HSR Act; provided, however, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require, or be construed to require, the Company or Investor (or any Affiliate of either the Company or Investor) to proffer or agree to (i) enter into any settlement, undertaking, consent decree, stipulation or agreement, or engaging in any litigation, administrative, or judicial proceeding, with any Governmental Authority in connection with this Agreement, (ii) sell, divest, lease, license, transfer, dispose of or otherwise encumber, or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber, any of its assets, licenses, operations, rights, product lines, businesses or other interests or (iii) make any or agree to make any changes (including through a licensing arrangement) or restriction on, or other impairment of, its ability to own or operate, any of its assets, licenses, operations, rights, product lines, businesses or other interests.  The Company and Investor will each be liable solely for its own respective filing fees in connection with filings made under the HSR Act.  The Company and Investor will each be liable for 50% of any other filing fees required to be paid in connection with any other filings to be made under any Laws (other than the HSR Act) in connection with this Agreement or the transactions contemplated hereby.

(b)Each of the Company and Investor shall use its commercially reasonable best efforts to (i) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by the Company or Investor, as the case may be, from or given by the Company or Investor, as the case may be, to the Federal Trade Commission (“FTC”) or the Department of Justice (“DOJ”) regarding the Transactions, (ii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other party, and consider in good faith the views of the other party, prior to the submission or transmission of any substantive information relating to such party and its respective Affiliates, as the case may be, that appears in any filing made with, or any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals submitted or presented to, the FTC or the DOJ in connection with the Transactions, other than “4(c) and 4(d) documents” as that term is used in the rules and regulations under the HSR Act and other confidential information contained in the HSR Form, and (iii) to the extent permitted by the FTC or the DOJ, give the other party the opportunity to attend and participate in such meetings and conferences.

(c)The Company and Investor agree to prepare and submit a draft CFIUS Notice within 10 Business Days following the date hereof, and subject to the following provisions of this Section 4.01(c), use their respective commercially reasonable best efforts to satisfy the CFIUS Approval Condition.  Each of the Company and Investor shall use its commercially reasonable best efforts to (i) supply as promptly as reasonably practicable (and in any event, within the timelines specified by CFIUS) any additional information and documentary material that may be requested by CFIUS; (ii) cooperate in all respects and consult with each other in connection with the CFIUS Notice, including by allowing the other parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, except for any confidential information, provided that information that is reasonably deemed “business confidential” shall be shared with each party’s counsel on an outside counsel only basis; (iii) promptly inform the other party of any communication received by such party (or its controlled Affiliates) from, or proposed to be given by such party (or its controlled Affiliates) to, CFIUS, by promptly providing copies to the other party of any such written communications, except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. §800.402(c)(6)(vi), or any other business confidential information provided that information that is reasonably deemed “business confidential” shall be shared with each party’s counsel on an outside counsel only basis; (iv) permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, telephone call or conference with, CFIUS, and to the extent not prohibited by CFIUS, give the other party the opportunity to attend and participate in any telephonic conferences or in-person meetings with CFIUS, in each of clauses “(ii),” “(iii)” and “(iv)” of this Section 4.01(c), subject to confidentiality considerations contemplated by the DPA, required by CFIUS or provided for in clauses “(ii)” and “(iii)” of this Section 4.01(c); and (v) address or resolve, and take reasonable steps to mitigate, any issues or concerns raised by CFIUS so as to enable the parties hereto to consummate the Transactions, provided that, nothing in this Agreement shall require, or be construed to require, the Company or Investor (or any Affiliate of either the Company or Investor) to proffer or agree to (A) engage in any litigation, administrative, or judicial proceeding with any Governmental Authority in connection with this Agreement, (B) sell, divest, lease, license, transfer, dispose of or otherwise encumber, or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber, any of its assets, licenses, operations, rights, product lines, businesses or other interests or (C) make any or agree to make any changes (including through a licensing arrangement) or restriction on, or other impairment of, its ability to own or operate, any of its assets, licenses, operations, rights, product lines, businesses or other interests, and provided that nothing in this Agreement shall require, or be construed to require, the Company or Investor (or any Affiliate of either the Company or Investor) to agree to any conditions or restrictions, as a condition of CFIUS approval, that has a material effect on, in the case of the Company, the Company or any of its Affiliates, or, in the case of Investor, Investor or any of its Affiliates.

Section 4.02Public Disclosure. Subject to the following terms of this Section 4.02, Investor and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except, subject to the opportunity for prior review by the other party, as may be required by applicable Law, Judgment, court process or the rules and regulations of any National Securities Exchange or national securities quotation system on which securities of Investor or the Company are then listed.  Until the CFIUS Cure Failure, Investor will also provide the Company with a draft of any proposed Schedule 13D or Schedule 13G (or amendments thereto) or Form 3 under Section 16 of the Exchange Act required to be filed with the SEC relating to the Investor Parties’ investment in the Company (or the Investor Director Designee’s directorship) at least 24 hours prior to filing and will consider in good faith the Company’s comments on the filings; provided, that this Section 4.02 shall not apply to any Form 4 filings to be made by Investor (or any of its Affiliates, including for this purpose any Investor Director Designee) with the SEC under Section 16 of the Exchange Act. Notwithstanding the foregoing, this Section 4.02 shall not apply to any press release or other public statement made by the Company or Investor which is made in the ordinary course of business and does not relate specifically to the signing of this Agreement or the Transactions or that is limited to information previously publicly released by the parties hereto in accordance with this Agreement.

Section 4.03Information and Access. Following the First Seat Date and until the Fall-Away of Investor Board Rights, the Company agrees to provide Investor with the following:

(a)within 90 days after the end of each fiscal year of the Company, (i) an audited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and (ii) audited, consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries for such fiscal year; provided that this requirement shall be deemed to have been satisfied if on or prior to such date the Company files its annual report on Form 10-K for the applicable fiscal year with the SEC;

(b)within 55 days after the end of each of the first three quarters of each fiscal year of the Company, (i) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter and (ii) consolidated statements of income, comprehensive income and cash flows of the Company and its Subsidiaries for such fiscal quarter; provided that this requirement shall be deemed to have been satisfied if on or prior to such date the Company files its quarterly report on Form 10-Q for the applicable fiscal quarter with the SEC; and

(c)an opportunity to discuss with senior management of the Company on a regular basis (it being the expectation that such discussions will occur on no more than a quarterly basis), during normal business hours and without unduly interfering with the operation of the Company’s business, matters relating to the Joint Venture Agreement and License Agreement as well as such other financial, operating and strategic matters as may be mutually acceptable to management of the Company and the Investor;

provided that, the Company shall not be obligated to provide such materials or access to Investor to the extent the Company determines, in its reasonable judgment, that doing so would (A) result in the disclosure of trade secrets or competitively sensitive information to third parties; (B) violate any applicable Law, Judgment or contract or obligation of confidentiality owing to a third party; (C) jeopardize the protection of an attorney-client privilege, attorney work product protection or other similar legal privilege; (D) be materially adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened Proceeding; (E) expose the Company to risk of liability for disclosure of personal information; or (F) violate the rights of the Company’s customers; provided, that, in each case, the Company shall use reasonable best efforts to provide the maximum access such that clauses (A) through (F) do not apply.  In addition, notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries will be required to provide any information or materials that relate to, contain or reflect any analyses, studies, notes, memoranda and other information related to or prepared in connection with this Agreement, the Joint Venture Agreement or the License Agreement or any of the transactions contemplated hereby or thereby or any matters relating hereto or thereto or any transactions with or matters relating to Investor or any of its respective Affiliates.

Notwithstanding anything to the contrary in this Section 4.03, Investor shall have the right to waive its right to receive information or access under this Section 4.03 for such period of time as Investor may specify and, upon receipt of written notice of such waiver, the Company agrees to no longer provide Investor with information or access for the duration of the period so specified (it being understood that Investor will have access to materials publicly released by the Company).

Section 4.04Investor Information. From the date of this Agreement through the earlier of (x) the CFIUS Cure Failure and (y) the later of (a) the first day on which no Investor Director Designee serves on the Board and (b) the earlier of (i) the Fall-Away of Investor Board Rights and (ii) the date on which Investor has expressly irrevocably waived its rights under Section 4.07, Investor shall provide prompt written notice to the Company, and in any event within one Business Day thereof, following (1) the Investor Parties acquiring the Minimum Stock Ownership Threshold; (2) the Investor Parties or their respective Affiliates acquiring or disposing of Common Stock representing 1% or more of the outstanding Common Stock of the Company since the prior notice to the Company under this Section 4.04; (3) upon the occurrence of the disposition of all the Investor Parties’ Common Stock; and (4) the occurrence of a Fall-Away of Investor Board Rights.

Section 4.05Standstill.

(a)The Investor agrees that from the signing of this Agreement until the earlier of (A) six months after the later of (x) the first day on which no Investor Director Designee serves on the Board and (y) the earlier of (i) the Fall-Away of Investor Board Rights and (ii) the date on which Investor has expressly irrevocably waived its rights under Section 4.07; (B) a Company Change of Control; and (C) the CFIUS Cure Failure, without the prior written approval of the Board, Investor will not, directly or indirectly, and will cause its Affiliates not to, directly or indirectly:

(i)acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, any securities or direct or indirect rights to acquire any securities of the Company or any of its Subsidiaries, any securities convertible into or exchangeable or exercisable for any such securities, any options or other derivative securities or contracts or instruments in any way related to the price of shares of Common Stock or any assets or property of the Company or any Subsidiary of the Company, but in any case excluding any issuance by the Company of shares of Common Stock or options, warrants or other rights to acquire Common Stock (or the exercise thereof) (x) pursuant to any stock dividend or distribution, stock split or other recapitalization or reclassification of the Common Stock or pursuant to any shareholder rights plan or similar plan, or (y) to the Investor Director Designee as compensation for his or her membership on the Board (including any shares of Common Stock acquired upon exercise of any options granted to the Investor Director Designee); provided that this clause (i) shall not limit Investor or its Affiliates from acquiring, offering or seeking to acquire, agreeing to acquire or making a proposal to acquire Common Stock to the extent that, upon consummation of any such transaction, the Investor Parties would collectively beneficially own shares of Common Stock in an amount not to exceed 10.0% in the aggregate of the then-outstanding shares of Common Stock, plus any shares of Common Stock (or options or other rights to acquire such shares) awarded by the Company to any Investor Director Designee;

(ii)make or in any way encourage or participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC, to vote, or seek to advise or influence any Person with respect to voting of, any voting securities of the Company or any of its Subsidiaries, or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders, or seek election to or to place a representative on the Board, or seek the removal of any director from the Board (other than as expressly set forth in Section 4.07 with respect to an Investor Director Designee);

(iii)demand a copy of the stock ledger list of stockholders or any other books and records of the Company;

(iv)make any public announcement with respect to, or offer, seek, propose or indicate an interest in (in each case with or without conditions), any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or purchase of a material portion of the assets, properties or securities of the Company or any Subsidiary of the Company, or any other extraordinary transaction involving the Company or any Subsidiary of the Company or any of their respective securities (excluding, in compliance with Section 4.02, the announcement of the transactions contemplated by this Agreement, the Joint Venture Agreement or the License Agreement);

(v)otherwise act, alone or in concert with others, other than the Investor Director Designee in its capacity as such, to seek to control or influence, in any manner, the management, board of directors or policies of the Company or any of its Subsidiaries;

(vi)make any proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with any of the foregoing;

(vii)advise, assist, knowingly encourage or direct any Person to do, or to advise, assist, encourage or direct any other Person to do, any of the foregoing;

(viii)take any action that would require the Company to make a public announcement regarding the possibility of any of the events described in this Section 4.05(a);

(ix)enter into any discussions, negotiations, arrangements or understandings (written or oral) with any third party (including, without limitation, security holders of the Company, but excluding, for the avoidance of doubt, any Affiliate of Investor or the Investor Director Designee) with respect to any of the foregoing, including, without limitation, forming, joining or in any way participating in a group with any third party with respect to any securities of the Company or otherwise in connection with any of the foregoing;

(x)request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 4.05(a), provided that this clause shall not prohibit Investor from making a confidential request to the Company seeking an amendment or waiver of the provisions of this Section 4.05, which the Company may accept or reject in its sole discretion, so long as any such request is made in a manner that does not require public disclosure thereof by any Person; or

(xi)contest the validity of this Section 4.05 or make, initiate, take or participate in any demand, Proceeding (legal or otherwise) or proposal to amend, waive or terminate any provision of this Section 4.05;

provided, however, that nothing in this Section 4.05 will limit (A) Investor’s (or any of its Affiliates’) ability to vote or Transfer (subject to Section 4.05(b)) its Common Stock; or (B) the ability of the Investor Director Designee to vote or otherwise exercise his or her legal duties or otherwise act in his or her capacity as a member of the Board.

(b)This Section 4.05 shall immediately be suspended if: (i) the Company enters into a definitive agreement; (ii) any Person or group shall have commenced and not withdrawn a bona fide public tender or exchange offer and the Board has not recommended that the shareholders of the Company reject such offer within the time period contemplated by Rule 14e-3 under the Exchange Act, in the case of clause (a)(iv) only; or (iii) any Person or group shall have commenced and not withdrawn the solicitation of proxies for the election of a majority of the members of the Board, in the case of clause (a)(ii) only, in each case, the consummation of which would result in a Company Change of Control, and this Section 4.05 will be reinstated if such definitive agreement has been irrevocably terminated, such tender offer or exchange offer is irrevocably withdrawn or terminated or such solicitation is irrevocably terminated, respectively, in each case unless Investor or any of its Subsidiaries has publicly proposed a bona fide offer for a Company Change of Control prior to such termination, but only for so long as such proposal by Investor or its Subsidiaries has not been withdrawn or terminated.

Section 4.06Transfer Restrictions.

(a)Except as otherwise permitted in this Agreement, including Section 4.06(b), from the date of satisfaction of the CFIUS Approval Condition through the later of (A) the 24-month anniversary following the CFIUS Approval Condition and (B) the earlier of (w) an Investor Change of Control; (x) a Company Change of Control; (y) the 6-month anniversary following the acquisition of the Minimum Stock Ownership Threshold if such acquisition occurs prior to the first anniversary of the Nomination Start Date; and (z) if the Minimum Stock Ownership Threshold is not acquired by the Investor Parties prior to the first anniversary of the Nomination Start Date, 18 months after the date of this Agreement, the Investor Parties will not (i) Transfer any Common Stock or (ii) make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss which results from a decline in the market price of, any shares of Common Stock, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) of the Exchange Act, with respect to any of the Common Stock or any other capital stock of the Company (any such action, a “Hedge”).

(b)Notwithstanding anything to the contrary contained in this Agreement:

(i) the Investor Parties shall be permitted to Transfer any portion or all of their Common Stock at any time under the following circumstances:

(A)Transfers to any Investor Party, but only if (A) the transferee and the transferor agree for the express benefit of the Company that the transferee shall Transfer the Common Stock so transferred back to Investor or another Investor Party and (B) that such transferor agrees to acquire, or cause such other Investor Party to acquire, such shares, in each case, at or before any time as such transferee would not have been an Investor Party if the Transfer to such transferee had occurred at such time;

(B)Transfers pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any Company Change of Control;

(C)Transfers that have been approved in writing by the Board; and

(D)Transfers to the extent required by Laws or a Judgment.

(ii)the Investor Parties shall be permitted to Transfer securities of other Investor Parties that directly or indirectly own shares of Common Stock (A) to banks or other customary providers of debt financing in connection with bona fide financing transactions; and (B) to other Persons not addressed by the foregoing clause (A) as long as such Transfer does not result in an Investor Party no longer being an Investor Party.

(c)Notwithstanding Section 4.06(a) and (b), the Investor Parties will not at any time, directly or knowingly indirectly (without the prior written consent of the Board), Transfer any Common Stock:

(i)to a Prohibited Transferee (it being understood that this clause (i) shall not prohibit Transfers to a Person prior to the time that such Person becomes a Prohibited Transferee); or

(ii)to Investor’s knowledge (following reasonable investigation in a negotiated transaction), to a 5% Entity;

provided, however, that Section 4.06(c)(ii) shall not restrict any Transfer permitted by Section 4.06(b); provided, further that this Section 4.06(c) shall not apply to any bona fide sale into the public markets effected on a National Securities Exchange through a broker-dealer in which Investor and its Affiliates have no knowledge of the identity of the purchaser.

(d)Notwithstanding Section 4.06(a) and (b), until the earlier of (A) the CFIUS Cure Failure and (B) the later of (1) the first day on which no Investor Director Designee serves on the Board or (2) the Fall-Away of Investor Board Rights, the Investor will not, and will cause its Affiliates not to, Hedge, without the prior written approval of the Board.

(e)Any attempted Transfer in violation of this Section 4.06 shall be null and void ab initio.

Section 4.07Nomination of Directors.

(a)Within 10 Business Days following the Nomination Start Date, the Board shall increase the size of the Board (if there are no vacancies then on the Board) and appoint the Investor Director Designee as a director to fill such vacancy or such existing vacancy (the first date on which an Investor Director Designee commences to serve on the Board is the “First Seat Date,” provided that if Investor declines to appoint the Investor Director Designee at such time, the First Seat Date shall be 10 Business Days following the Nomination Start Date).  If the CFIUS Approval Condition is not satisfied because either (i) the parties hereto jointly withdraw the application therefor or (ii) CFIUS notifies the parties in writing that CFIUS (A) has completed its review or investigation and has determined that it requires no more time to review or investigate and (B)

intends to send a report to the President recommending that the President act to suspend or prohibit the Transactions (the “CFIUS Denial”), the parties hereto shall use their commercially reasonable best efforts, consistent with any recommendations or concerns of CFIUS during the 10 day period following the CFIUS Denial (the "CFIUS Cure Period") to negotiate an amendment to this Agreement to give effect to the terms and provisions of this Section 4.07 to provide for an Investor-designated nominee to serve as a Director in compliance with applicable Law (the "CFIUS Cure Amendment").

(b)Upon the occurrence of the Fall-Away of Investor Board Rights, (i) the Investor Director Designee shall immediately resign at the request of the Board (which request may be upon or at any time following the occurrence of the Fall-Away of Investor Board Rights), and Investor shall cause the Investor Director Designee immediately to resign from the Board effective as of the date requested by the Board, and (ii) Investor shall no longer have any rights under this Section 4.07, including, for the avoidance of doubt, any designation and/or nomination rights under Section 4.07(c) or Section 4.07(d).

(c)Until the occurrence of the Fall-Away of Investor Board Rights, at any annual or special meeting of the Company’s stockholders at which Directors are to be elected and at which the seat held by the Investor Director Designee is subject to election, Investor shall have the right to designate one Investor Director Designee, which Investor Director Designee will be nominated by the Company for election to the Board at such annual meeting.  The Company shall include the Investor Director Designee designated by Investor in accordance with this Section 4.07(c) in the Company’s slate of nominees for the applicable annual meeting of the Company’s stockholders and shall recommend that, and solicit proxies from, the holders of the Company’s common stock vote in favor of the Investor Director Designee in a manner consistent with other non-executive director nominees on the Company’s slate of nominees.  For the avoidance of doubt, Investor shall not be required to comply with the advance notice provisions generally applicable to the nomination of Directors by the Company so long as Investor provides reasonable advance notice to the Company of the Investor Director Designee prior to the mailing of the proxy statement by the Company; provided that the Company shall provide reasonable advance notice to Investor of the expected mailing date.  The Company will provide Investor with a reasonable opportunity to review and provide comments, which the Company will consider in good faith, with respect to any portion of the proxy statement or other proxy materials relating to Investor, the Investor Parties, the Investor Director Designee or this Agreement, the Joint Venture Agreement or the License Agreement.

(d)Subject to Section 4.07(g), the Investor Director Designee shall be invited to, provided notice of and materials for all meetings of the Board substantially in the same manner (including with respect to timing and content) as other non-executive Directors.

(e)In the event of the death, disability, resignation or removal of any Investor Director Designee as a member of the Board (other than resignation pursuant to Section 4.07(b)), Investor, until the occurrence of the Fall-Away of Investor Board Rights, shall be entitled to designate an Investor Director Designee reasonably acceptable to the Board (and if the Board has a nominating committee at such time, such committee) (provided, that Investor’s chief executive officer as of the date of this Agreement shall be deemed to be acceptable to the Board and such committee) to replace such Investor Director Designee, and subject to Section 4.07(f) and any applicable provisions of the DGCL, the Company shall take, or cause to be taken, all actions necessary to cause such Investor Director Designee to be promptly appointed to fill such resulting vacancy.  To the extent that the Board (or its nominating committee) reasonably determines that the proposed Investor Director Designee is not acceptable, Investor shall be permitted to propose additional Persons until such time that the Board (or its nominating committee) determines that a proposed Investor Director Designee is reasonably acceptable.  With respect to any advance written resignation from the Board submitted by an Investor Director Designee to be effective upon the occurrence of one or more events specified therein, including upon notice from Investor to the Company that such resignation is effective, the Company will promptly take, or cause to be taken, all action necessary to recognize such resignation and appoint the replacement for such resigned Investor Director Designee to the Board, in each case in accordance with this Agreement and applicable Law, including the DGCL.

(f)The Company’s obligations to have any Investor Director Designee appointed to the Board or to nominate any Investor Director Designee for election as a director at any meeting of the Company’s stockholders pursuant to this Section 4.07, as applicable, shall in each case be subject to such Investor Director Designee’s reasonable satisfaction of all requirements regarding service as a director of the Company under applicable Law and the rules or listing standards of the National Securities Exchange on which the Common Stock is listed regarding service as a director of the Company and all other criteria and qualifications for service as a director generally applicable to all non-executive directors of the Company (in each case, excluding any "independence" requirements under the rules or listing standards of a National Securities Exchange, the rules of, or promulgated by, the SEC or the Securities Act of 1933, as amended, and/or the Securities Exchange Act); provided that the shares of Common Stock owned by the Investor Parties shall count towards the Investor Director Designee’s stock ownership requirements under the Company’s stock ownership guidelines; provided, that in no event shall such Investor Director Designee’s relationship with Investor or its Affiliates or the existence of or payments under this Agreement, the Joint Venture Agreement or the License Agreement or the Investor Parties’ ownership of Common Stock, in and of itself, be considered to disqualify such Investor Director Designee from being a member of the Board pursuant to this Section 4.07.  Investor will cause each Investor Director Designee to make himself or herself reasonably available for interviews and to consent to such reference and background checks or other investigations as the Board may reasonably request to determine the Investor Director Designee’s eligibility and qualification to serve as a director of the Company.  No Investor Director Designee shall be eligible to serve on the Board if he or she has been involved in any of the events enumerated under Item 2(d) or (2) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act of 1933, as amended, or is subject to any Judgment prohibiting service as a director of any company with a class of equity securities registered under Section 12 of the Exchange Act.  As a condition to any Investor Director Designee’s election to the Board or nomination for election as a director of the Company at any meeting of the Company’s stockholders, Investor and the Investor Director Designee must provide to the Company:

(i)all information requested by the Company that is required to be or is reasonably and customarily disclosed for directors, candidates for directors and their respective Affiliates and Representatives in a proxy statement or other filings in accordance with applicable Law, the rules or listing standards of the National Securities Exchange on which the Common Stock is listed or the Company Charter Documents or corporate governance guidelines of the Company generally applicable to all non-executive Directors, in each case, relating to the Investor Director Designee’s election as a Director;

(ii)all information requested by the Company in connection with assessing eligibility and other criteria applicable to Directors or satisfying compliance and legal or regulatory obligations, in each case, relating to the Investor Director Designee’s nomination or election, as applicable, as a director of the Company; and

(iii)an undertaking in writing by the Investor Director Designee:

a.

to be subject to, bound by and duly comply with the Code of Business Conduct and Ethics and the Insider Trading Policy, each in the form agreed upon by the other non-executive members of the Board of the Company; and

b.

to recuse himself or herself from any deliberations or discussion of the Board or any committee thereof (i) regarding this Agreement, the Joint Venture Agreement, the License Agreement or any of the terms, provisions or transactions hereunder or thereunder or transactions, controversies, disputes or other matter involving the Company or its Affiliates, on the one hand, and Investor or its Affiliates, on the other; or (ii) that, in the Company’s management’s or Board’s reasonable judgment, would reasonably be likely to (A) result in a conflict of interest or be deemed competitive in nature, including, without limitation, trade secrets or potential acquisitions, divestitures or other business opportunities, (B) adversely affect the attorney-client privilege between the Company and its counsel, attorney work product protection or similar legal privilege, or (C) result in a violation of applicable Law.

(g)The Company shall be permitted to withhold any information and to exclude the Investor Director Designee from any meeting or portion thereof with respect to information and meetings involving items to which Section 4.07(f)(iii)b) is applicable, provided that the Company shall use its commercially reasonable efforts to provide the Investor Director Designee with prior notice regarding information or meetings to which such individual is being excluded, and a general summary of the rationale of such exclusion, to the extent possible without disclosing information that may otherwise be withheld.

(h)Investor shall be entitled, in its sole discretion, to, from time to time, waive and/or resume its right under this Section 4.07 until the Fall-Away of Investor Board Rights.  For the avoidance of doubt, if Investor waives such right (unless expressly stated by Investor as irrevocable), it shall be permitted at any time by written notice to the Company to resume such rights, and promptly following receipt of such notice the Company shall take all requisite actions to cause an Investor Director Designee to be nominated to and seated on the Board.

(i)The Company shall indemnify the Investor Director Designee and provide the Investor Director Designee with director and officer insurance to the same extent as it indemnifies and provides such insurance to other non-executive members of the Board pursuant to the Company Charter Documents, the DGCL or otherwise.

Section 4.08Voting Until the occurrence of the Fall-Away of Investor Board Rights:

(a)at each meeting of the stockholders of the Company and at every postponement or adjournment thereof, Investor shall, and shall cause the Investor Parties to, take such action as may be required so that all of the shares of Common Stock beneficially owned, directly or indirectly, by the Investor Parties and entitled to vote at such meeting of stockholders are voted (i) in favor of each director nominated and recommended by the Board for election at any such meeting, (ii) against any stockholder nominations for director which are not approved and recommended by the Board for election at any such meeting, (iii) in favor of the Company’s “say-on-pay” proposal and any proposal by the Company relating to equity compensation that has been approved by the compensation committee of the Board and as recommended by the Board with respect to any “say-on-frequency” proposal, (iv) in favor of the Company’s proposal for ratification of the appointment of the Company’s independent registered public accounting firm, and (v) in favor of any of the Board’s recommendations at stockholder meetings; provided, that, notwithstanding anything to the contrary contained herein, (x) if the Company is in material breach of Section 4.07 and Investor has delivered a notice of such breach to the Company, until cured, no Investor Party shall be required to comply with this Section 4.08(a), and (y) the Investor Parties shall not be obligated to vote in the same manner as recommended by the Board with respect to the approval of, or other proposal directly related to, any merger or other business combination transaction involving the Company, the sale of all or substantially all of the assets of the Company and its Subsidiaries or any contemplated Company Change of Control transaction; and

(b)Except in the circumstances contemplated by clause (x) of Section 4.08(a), Investor shall, and shall cause the Investor Parties to, be present, in person or by proxy, at all meetings of the stockholders of the Company so that all shares of Common Stock beneficially owned by the Investor Parties may be counted for the purposes of determining the presence of a quorum and voted in accordance with Section 4.08(a) at such meetings (including at any adjournments or postponements thereof).

Section 4.09Confidentiality. From the date hereof until the date which is five (5) years after the later of (A) the first day on which no Investor Director Designee serves on the Board (B) the Fall-Away of Investor Board Rights (or, if earlier, the date on which Investor expressly irrevocably waives its right to designate a Director under Section 4.07 and its rights to information and access under Section 4.03); and (C) the CFIUS Cure Failure, Investor will, and will cause its Affiliates and their respective Representatives (only in their capacity as Representatives of Investor or its Affiliates) to, keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that may be furnished to Investor, its Affiliates or their respective Representatives (only in their capacity as Representatives of Investor or its Affiliates) (including, for this purpose, the Investor Director Designee) by or on behalf of the Company or its Representatives pursuant to this Agreement (collectively, the “Confidential Information”) and to use the Confidential Information solely for the purposes of managing the Investor Parties’ investment in the Company made pursuant to this Agreement (the “Permitted Purpose”); provided that the Confidential Information shall not include information that (i) was or becomes available to the public other than as a result of a disclosure by Investor or any of its Affiliates or their respective Representatives in violation of this Section 4.09, (ii) was or becomes available to Investor or any of its Affiliates from a source other than the Company, provided that such source is reasonably believed by Investor not to be disclosing such information in violation of an obligation of confidentiality (whether by agreement or otherwise) to the Company, (iii) at the time of disclosure is already in the possession of Investor or any of its Affiliates from a source other than the Company or any of its Affiliates, provided that such information is reasonably believed by Investor not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the Company, or (iv) was independently developed by Investor or any of its Affiliates without reference to, incorporation of, or other use of any Confidential Information.  Notwithstanding the above sentence, Investor shall be permitted to disclose Confidential Information to the extent required (a) by Law or Judgment, including by subpoena or other legal process (but only such portion of the Confidential Information that is legally required upon the advice of Investor’s counsel) or (b) in connection with enforcing the terms of this Agreement, the Joint Venture Agreement or the License Agreement in any Proceeding in which the Company or its Affiliates is a party; provided that in the event of disclosure pursuant to clause (a) of this sentence, Investor shall provide the Company with prompt notice (unless prohibited by Law or Judgment) so that the Company may seek a protective order or other remedy; provided further that, in the event that a protective order or other protective remedy is not obtained by the Company (except in connection with disclosures pursuant to clause (b)), Investor agrees to use commercially reasonable efforts (at the Company's expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.  Notwithstanding anything to the contrary set forth herein, Investor shall be permitted to disclose Confidential Information to the Investor Parties and its and their Representatives who need to know such Confidential Information for the Permitted Purpose.

Article V

Miscellaneous

Section 5.01Notices. All notices, requests, permissions, waivers or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or sent by email or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, by email (which is confirmed, such confirmation not to be unreasonably withheld, conditioned or delayed), or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service marked for overnight delivery) to the parties at the following addresses or email addresses (or at such other address or email address for a party as shall be specified by like notice):

(a)	If to the Company:

TripAdvisor, Inc.
400 1st Avenue
Needham, MA 02494
Attention:	General Counsel
Email:	SKalvert@tripadvisor.com

With a copy (which shall not constitute actual or constructive notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Sarkis Jebejian, P.C.
Ross M. Leff, P.C.
Email:	Sarkis.Jebejian@kirkland.com
Ross.Leff@kirkland.com

(b)	If to the Investor:

Trip.com Group Limited
10th Floor, Building 16, No. 968, Jinzhong Road, Changning District Shanghai, People’s Republic of China
Attention:	SHEN Jie
Email:	jie_shen@ctrip.com

with a copy to (which copy alone shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
42/F Edinburgh Tower, The Landmark
15 Queen’s Road Central, Central
Attention:	Julie Gao
Email:	Julie.Gao@skadden.com

with a copy to (which copy alone shall not constitute notice):

Baker & McKenzie
14th Floor, One Taikoo Place
979 King’s Road, Quarry Bay
Hong Kong SAR	Attention:	Tracy Wut
Email:	tracy.wut@bakermckenzie.com

Section 5.02Amendments; Waivers. This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Company and Investor.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, shall not constitute a waiver by such party of its right to exercise any such other right, power or remedy or to demand such compliance.

Section 5.03Counterparts and Facsimile. This Agreement may be executed in two or more identical counterparts (including by facsimile or electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by facsimile, electronic transmission or otherwise) to the other parties.

Section 5.04Governing Law; Specific Enforcement; Submission to Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

(b)The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 5.04(d), without proof of damages or otherwise (in each case, subject to the terms and conditions of this Section 5.04) (and each party hereto acknowledges and agrees that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5.04 shall not be required to provide any bond or other security in connection with any such order or injunction), this being in addition to any other remedy to which they are entitled at law or in equity.  The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, or that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

(c)Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware and, in each case, the appropriate appellate courts thereof), for the purposes of any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or other proceeding (collectively, a “Proceeding”) arising out of this Agreement and the rights and obligations arising hereunder, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum.  Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 5.04 shall be effective service of process for any such Proceeding.

(d)Each party hERETO Hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect OF any ACTION, CLAIM OR OTHER PROCEEDING directly or indirectly arising out of, under or in connection with this Agreement.  Each party HERETO (i) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of ANY ACTION, CLAIM OR OTHER PROCEEDING, seek to enforce the foregoing waiver, (ii) understands and has considered the implications of such waiver, (iii) makes such waiver voluntarily and (iv) acknowledges that it and the other parties HERETO have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this SECTION 5.04(d).

Section 5.05Interpretation. (a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The word “will” shall be construed to have the same meaning as the word “shall.” Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “date hereof” shall refer to the date of this Agreement.  The word “or” shall not be exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if.” All references to “$” mean the lawful currency of the United States of America.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term, and references to the masculine, feminine or neuter gender shall include other gender.  Except as specifically stated herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Except as otherwise specified herein, references to a Person are also to its successors and permitted assigns.  Each of the parties hereto has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it were drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(b)For purposes of determining beneficial ownership, Investor may rely on the Company’s most recent publicly available Quarterly Report on Form 10-Q or Annual Report on Form 10-K to determine the number of issued and outstanding equity securities of the Company at any given time and any Person’s beneficial ownership percentage, unless the Company provides written notice to Investor with an updated number of equity securities of the Company then issued and outstanding.

(c)In the event that the Common Stock is listed on a National Securities Exchange other than Nasdaq, all references herein to Nasdaq rules shall be deemed to be to the most comparable rule applicable to such other National Securities Exchange and all references to Nasdaq shall be deemed to be such other National Securities Exchange, in each case, mutatis mutandis.  In the event that the Common Stock is listed on both Nasdaq and any other National Securities Exchange, the Company and Investor shall cooperate to make any amendments to this Agreement reasonably requested by the other party.

Section 5.06Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse in any material respect to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 5.07No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement and such permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, whether as a third-party beneficiary or otherwise.

Section 5.08Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party; provided that, notwithstanding the foregoing, this Section 5.08 shall not prohibit any Transfer permitted under Section 4.06 (it being understood that Investor’s rights hereunder shall not be assignable in connection with any such Transfer).

Section 5.09Termination.

(a)Automatic Termination.  This Agreement shall terminate, subject to Section 5.09(b), upon the earliest of (i) the mutual written agreement of the Company and Investor, (ii) at such time following the Nomination Start Date when no Investor Parties beneficially own any shares of Common Stock and (iii) the 12-month anniversary of the date hereof if a CFIUS Cure Failure has occurred prior to such anniversary date.

(b)Survival.  In the event that this Agreement shall terminate, all provisions of this Agreement shall terminate and shall be void, except Article V, and each of Sections 4.05, 4.06 and 4.09; each of which shall terminate at the times specified therein.  The termination of this Agreement shall not relieve any party from any liability for any breach by a party of this Agreement occurring prior to such termination.

Section 5.10Entire Agreement, etc. This Agreement (together with the Joint Venture Agreement and the License Agreement and the letters contemplated by the definitions of Prohibited Investee and Prohibited Transferee) constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.

Section 5.11Acknowledgment of Securities Laws; Taxes.  The Investor hereby acknowledges that it is aware, and that it will advise its Affiliates and Representatives who are provided material non-public information concerning the Company or its securities, that the United States securities laws prohibit any Person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communication of such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.  Each of the Company and the Investor shall be responsible for its own tax payments (it being understood that any withholding taxes on dividends shall be withheld as required under applicable law).

Section 5.12Competitor Dispute Resolution.

(a)Within 5 Business Days after receiving either a Prohibited Investee Update or a Prohibited Transferee Update (each an "Update"), Investor will deliver to the Company a written response in which Investor will either:

(i)state it has no objections to the such Update; or

(ii)object to one or more of the Persons named on the Update (a “Dispute Notice”), setting forth in reasonable detail the basis for each such objection.

(b)If Investor fails to take either of the foregoing actions within 5 Business Days after its receipt of an Update, then Investor will be deemed to have irrevocably accepted the additions to Prohibited Investees or Prohibited Transferees, as applicable named thereon.

(c)If Investor timely delivers a Dispute Notice to the Company, then the chief executive officer of each of the Company and Investor will attempt in good faith, for a period of 10 Business Days from delivery of the Dispute Notice, to agree on whether the Persons added as Prohibited Investees or Prohibited Transferees, as applicable, are permitted to be included on the applicable Update.  Any resolution by Investor and the Company during such 10 Business Day period as to any items described in a Dispute Notice will be final and binding on the parties for purposes of the definition of Prohibited Investee or Prohibited Transferee, as applicable.  If Investor and the Company do not resolve all disputed items set forth in the Dispute Notice by the end of the 10 Business Days after the date of delivery of the Dispute Notice, then at the request of either party, the dispute shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (SIAC) in accordance with the Arbitration Rules of SIAC for the time being in force, which rules are deemed to be incorporated by reference in this Section 5.12(c), and as modified by the following provisions of this Section 5.12(c): (i) such dispute shall be governed by the laws of Singapore; (ii) the seat of arbitration shall be Singapore; (iii) the language of the arbitration shall be English; (iv) the arbitral tribunal shall consist of three arbitrators, of which two arbitrators appointed in accordance with the SIAC Rules shall nominate a third arbitrator who shall act as the presiding arbitrator of the arbitral tribunal (and failing such nomination within 21 days from the appointment of the second arbitrator, the President of the Court of Arbitration of SIAC shall appoint the presiding arbitrator); (v) the only determination the arbitrator may make is whether a Person is a Prohibited Investee or Prohibited Transferee, as applicable and (vi) the arbitral tribunal shall have the power to make a declaratory award on whether a Person is a Prohibited Investee or a Prohibited Transferee, but the arbitral tribunal shall not have the power to award any other remedy or relief, including any form of damages (whether direct, indirect, special, consequential, compensatory, punitive, statutory or otherwise).

(d)If, as a result of a Dispute Notice, there are less than two Persons on either of the Prohibited Investee list or the Prohibited Transferee list at any time, the Company shall be permitted to provide a Prohibited Investee Update or a Prohibited Transferee Update, as applicable, notwithstanding that the prior Update occurred within the previous six months.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

TRIPADVISOR, INC.

By:	/s/ Linda C Frazier
Name: Linda C. Frazier
Title: Assistant Secretary

[Signature Page to Governance Agreement]

investor:

TRIP.COM Group LIMITED

By	/s/ Jie Sun
Name: Jie Sun
Title: Chief Executive Officer

[Signature Page to Governance Agreement]

Annex I

Governance Agreement Joinder Agreement

[•], 20[•]

TripAdvisor, Inc.

400 1st Avenue

Needham, MA 02494

Attention:  General Counsel

Reference is hereby made to that certain Governance Agreement, dated as of November 6, 2019, among TripAdvisor, Inc., a Delaware corporation (the “Company”), and Trip.com Group Limited, a Cayman Islands exempted company (“Investor”) (the “Governance Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Governance Agreement.

1.

Joinder.  [•], a [•] [corporation], hereby acknowledges that it has received a copy of the Governance Agreement and acknowledges and agrees with the Company that by its execution and delivery hereof it shall (i) join and become a party to the Governance Agreement as an Investor Party and (ii) be bound by all covenants, agreements, representations, warranties and acknowledgements applicable to an Investor Party as set forth in and in accordance with the terms of the Governance Agreement.  The undersigned hereby represents and warrants that the representations and warranties of the Company set forth in the Governance Agreement are true and correct in all material respects (except to the extent already qualified by materiality) on and as of the date hereof as if applying to the undersigned (with necessary modification to jurisdiction of formation and organizational form), mutatis mutandis.

2.

Counterparts.  This Governance Agreement Joinder Agreement may be executed in two or more identical counterparts (including by facsimile or electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by facsimile, electronic transmission or otherwise) to the other parties.

3.

Amendments.  This Governance Agreement Joinder Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Company and the undersigned.  The failure of any party hereto to exercise any right, power or remedy provided under this Governance Agreement Joinder Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, shall not constitute a waiver by such party of its right to exercise any such other right, power or remedy or to demand such compliance

4.

Applicable Law.  The Governance Agreement and this Governance Agreement Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

5.	Miscellaneous. The provisions of Article V of the Governance Agreement shall apply to this Governance Agreement Joinder Agreement, mutatis mutandis.

[SIGNATURE PAGE FOLLOWS]

investor PARTY:

[•]

By
Name:
Title:

[Signature Page to Governance Agreement Joinder Agreement]